Exhibit 99.2

PHARMANETICS SECOND QUARTER ENDED JUNE 30, 2003 CONFERENCE CALL

Moderator: Paul Storey

July 31, 2003

11:00 am ET

Operator:

Ladies and gentlemen, thank you for standing by. Welcome to the PharmaNetics Second Quarter Earnings conference call. During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question and answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone.

As a reminder, this conference is being recorded Thursday July 31st of 2003. Your speakers for today are John Funkhouser, Chairman and President, Paul Storey, Chief Financial Officer, and Michael Riddle, Vice President of Sales and Marketing. I would now like to turn the conference over to Paul Storey. Please go ahead sir.

Paul Storey:

Good morning everyone and thank you for joining us on our second quarter conference call. Before I get started, let me remind you that this conference call will contain forward-looking statements regarding future events and the future performance of PharmaNetics that involve risks and uncertainties such as risks related to market acceptance and dependence on third party distributors and collaborative partners that could cause our actual results to differ materially from those projected in the forward-looking statements.

Information concerning these and other of the factors that could cause results to differ materially from those in the forward-looking statements is contained in the company’s filings with the SEC including forms 10K, 10Q and 8K reports.

Now let me get to the financial results for the second quarter and year to date.

From a profit and loss perspective for the second quarter of 2003, the company recorded a net loss before preferred stock charges of $2.1 million or $0.22 cents per share. This was an improvement compared to a net loss of 2.3 million or $0.24 cents per share for the same period in 2002.

Product revenues for the 2003 second quarter increased strongly to $1.6 million compared to $798,000 in the same period last year. This was due to increased unit sales to Bayer with significant contributions being made by our specialty products as Bayer has increased its placement of the Accent product along with the related HTT and PRT specialty cards.

This is a positive trend and demonstrates the potential of this business to Bayer. From an operating expense perspective, second quarter operating expenses of $3.1 million were higher compared to the second quarter of 2002 chiefly due to increased sales marketing costs related to our recently implemented sales and technical service force for our ENOX test card.

As most of you are aware, we completed in the second quarter a $9.6 million private placement of preferred stock. Related to this issuance and in accordance with accounting guidelines, the company recorded a non-cash one-time beneficial conversion feature reclassification in our equity accounts of $3.5 million. After other income and the preferred stock charge, the second quarter 2003 loss applicable to common shareholders was $5.8 million.

For the six months in 2003, the company recorded a net loss before preferred stock charges of $4.5 million or $0.46 cents per share compared to $4.6 million or $0.48 cents per share in the comparable period of 2002. Product revenues for the six months in 2003 increased 61% and totaled $2.8 million compared to $1.7 million in the six months of 2002. Higher routine test card revenue and higher placements of the Accent system led to this significant increase.

Our year to date operating expenses increased to $6.1 million compared to $5 million in the six months of 2002 due to the previously noted larger expenses for sales and marketing efforts.

After other income and the previously noted preferred stock charges, the year to date 2003 loss applicable to common shareholders was $8.3 million.

We are encouraged by Bayer’s strong revenue increases this year and believe our technology is gaining increased acceptance and traction in the marketplace.

I’ll now turn it over to our President, John Funkhouser.

John Funkhouser:

Good morning. Today I want to explain to our investors what we believe is a situation that involves evolving relationships. The first point I want to make is that the technology underlying the ENOX test is performing well and as expected. We are garnering interventional cardiology support from a growing list of early adopters such as Brigham & Women’s, Cleveland Clinic, University of California at San Francisco, Henry Ford, Sutter Medical and several VAs including Houston and Palo Alto.

With over 25 hospital accounts and another 17 having completed evaluations and entering the hospital purchasing cycle, we’re making progress.

In addition, there are 28 ongoing evaluations and 24 other evaluations scheduled to start. However, the decision process is slower than we expected because we’re on the leading edge of medicine and changing clinical practice. Therefore we are developing our own Web-based educational programs with the help of key thought leaders. These programs will provide a resource that can be used by any facility to help establish their treatment protocols and algorithms. Clearly establishing this beachhead would be easier with coordinating marketing support from Aventis. However, we believe we will ultimately make a significant contribution to positive changes in clinical practice because the test works and the test contributes to a physician’s ability to enhance patient safety.

Additionally, ACC and AHA guidelines are recommending the use of Lovenox in cardiovascular indications. A major obstacle to Lovenox adoption in cardiology has been the inability to monitor to determine if appropriate therapeutic levels have been achieved in these patients. Our technology helps physicians answer this concern.

The ELECT Trial conducted by leading physicians at major heart centers demonstrated that the test, the ENOX test, can provide a physician with information important to the prediction of clinical outcome during PCI. Utilizing these results, investigators developed recommendations for ENOX clotting time ranges to be used in PCI. These ranges are the subject of a clinical paper that has been submitted for publication.

Because our test is a rapid and accessible tool used by physicians to determine therapeutic levels, many hospitals are now conducting evaluations to confirm our study. In addition, four case studies have appeared in interventional cardiology since March that demonstrate the efficacy of the test in various clinical circumstances. In June, a consensus report stated that Lovenox should be the choice—the drug of choice in PCI and the ENOX test should be used by the physician to confirm a patient’s anti-coagulant status. Trials at two additional universities are coming to completion and we believe they will confirm our earlier data. Much of this data will be peer reviewed this year and the body of literary evidence supporting the need for monitoring Lovenox would be substantial.

The big question for all of us is why isn’t Aventis embracing the test for cardiology indications? After all they funded the test development and publicly confirmed a co-marking program to educate physicians, advertise its utility and have their reps co-promote the test. Frankly, we cannot explain Aventis’s position other than to point out there has been significant amount of turnover in the brand’s management. We still see the utilization of our test as a tremendous opportunity for Aventis to penetrate the cardiology market.

However, it will involve them changing their marketing message at least in cardiology indications. The cardiology market must be market separately from Aventis’s other indications because monitoring is important in cardiology. Unless there is a resolution to this impasse, the market will receive contradictory messages from our respective companies, which will confuse the market. Our technology is not going away, and the growing literary evidence for monitoring cannot be ignored. Obviously this is not what PharmaNetics has expected and it has slowed our selling efforts. However, we are right in what we are doing. We represent better healthcare and the market will recognize it.

Given where we are in our discussions with Aventis, it is impossible to provide meaningful financial guidance until a resolution is reached. This conference call is taking place at an inopportune time for management to establish strategic clarity and direction. However, let me assure you that we are making every effort to work with Aventis senior management to develop a resolution meaningful to both parties.

At this time we will take some questions. But before we take questions, I think that we should answer a couple of questions that have already been sent in by investors. Mike, do you have those questions?

Michael Riddle:	Yes. Good morning everyone. I would like to answer a few questions that were sent in specifically about the ENOX test. John addressed some of the points in them but let me reiterate them.

One of them was obviously what is the status of the ENOX test? And as John reported, we’ve got over 25 accounts up and running including some prestigious names that John mentioned. Brigham & Women’s of course is part of the Harvard Medical Group. And we’ve got another 28 ongoing evaluations and 17 hospitals in the purchasing cycle. So a lot of good activity. And I think for where we are we’re getting about a 60% hit rate on evaluations that we’ve started up. I think 60% hit rate on those evaluations is a good position to be in, especially as we’re trying to develop this coordinated plan with Aventis that would obviously facilitate the process if we were out there working closely together.

Another question that was asked is, is the test adoption slow and what are the main reasons and what are the main objections. And I think that there’s several reasons for that — all of which I think makes sense and all of which I think we’re working to address with our marketing and educational program. Number one is hospitals need to change treatment protocols to adopt Lovenox now that the test is available. And that takes time going through the various hospital committees.

Once we have a champion in the hospital and that is our goal, to go in and establish a champion and get the device installed, then we need to lobby the other physicians within the practice to change protocols and standing orders. And that’s where we really rely on the help of Aventis. But also don’t forget other stakeholders in this process whose needs have to be addressed. Even if there’s strong support from the physicians, we still have to address the point of care and the central lab, because this comes under their license, and materials management and increasingly risk management. And, of course, the risk management area we play very well to because this is clearly an opportunity for the particular facilities to increase their level of patient safety and improve outcomes.

There also needs to be a concerted effort to educate physicians on the benefit of Lovenox for patients transitioning to the cath lab. Again we were hoping for some of those things to come directly from Aventis. But in the meantime we’ve been structuring some of those programs. And I’ll address those in a second.

John Funkhouser:	Although we’re not in the market of selling drugs by any means.

Michael Riddle:

And the relationship and the message delivered by Aventis obviously appears to be somewhat, as John mentioned, in a little bit of conflict and therefore causes a bit of distrust and confusion amongst some of the physicians which can slow the process. But overall I think we are making good progress.

One of the additional questions put to us is that if you go onto the Web site you can find a number of papers that are out there published, that talk to the fact that they detail procedures for Lovenox and PCI without monitoring. And I think that would be expected. If you looked at those papers, they all describe treatment algorithms or the majority of them describe treatment algorithms, wherein the patient achieves the steady state with multiple doses of drugs, which is common practice in Europe. It is not common practice in the US. And as you can see from the case histories that we published, a large number of these patients that receive equal to or less than a couple of doses are by definition sub-therapeutic. And this is addressed in the interventional cardiology consensus report which John mentioned which was written by a panel of experts.

In addition, the papers do not address the potential for adverse events that can be caused by transcription or medication errors. The test now provides a means by which physicians can actually record in real time that the patient has received adequate and appropriate levels of drugs without having to rely on patient records which can be of course incorrect.

The results of being sub-therapeutic or in fact not having any drug on board due to an error can be catastrophic. And we believe that we now have an option to be able to help that problem. You also need to remember that most of these papers were written prior to the introduction of the test. The market suggests that the lack of monitoring was due to the fact that actually there was none available rather than there was no need.

On the education front and advertising and promotion, there were questions that were sent in about have those programs started and what is the expenditure. I don’t think it’s appropriate to talk about the expenditure. But I will address the fact that we have been maintaining a presence a major meetings. We’ll continue to do that, the next big one being TCT which is the big interventional meeting in Washington in September. We’ve been advertising in appropriate journals such as the Journal of Invasive Cardiology and sending out email alerts about our technology and about the test to our target market. We’re in the process of developing Web-based educational programs with an advisory board of luminary physicians from top institutions some of which were mentioned as our customers. We’ve also sponsored speaking engagements and presentations at major scientific meetings. We provided unrestricted educational grants to help develop some of these case histories. And we will have more publications describing the technology in the upcoming months.

So I think you can see there’s a lot of activity going on to help establish this method, to help establish the ENOX as a treatment of choice, a method of choice in the marketplace. And with that, John, if you have any other comments or we can open it up to other questions.

John Funkhouser:	I think in sum we would have to say that the technology’s doing very well. And the story’s not written yet, but we’re getting closer and closer.

Are there any other questions?

Operator:	Are you ready to take questions from the phone lines at this time sir?

John Funkhouser:	Yes.

Operator:

All right, thank you. Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-toned prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request. One moment please for the first question.

Your first question will come from the line of Mike Petusky with Thompson, Davis & Company. Please proceed with your question.

Mike Petusky:

Yes, good morning John, Mike. Could you talk about—refresh my memory, the relationship you guys have with Aventis? I mean is it cost prohibitive to get out of this thing if no resolution really can be reached between you guys? And also are there other folks that are enthusiastic about your technology that would be willing to step up and partner with you guys?

John Funkhouser:	Well, we’re in the middle of negotiations. And I would really not want to address the issue with Aventis. I think Aventis hopefully will be a great partner.

Are there other people that would partner with us—I think potentially there are other diagnostic companies that this could make sense for. One of the things that we are doing here is to prove the technology. It’s a terrific technology. It’s, in our opinion, the world leading coagulation technology in terms of point of care. And I think that we’re clearly demonstrating from all of the scientific evidence that we’re building that there’s a need for it. And I think that there may be other distribution alternatives.

Mike Petusky:	Let me just follow-up on that. Can you describe the structure of the relationship with Aventis? I mean what’s the financial out on this relationship?

John Funkhouser:	I don’t think there is a financial out.

Mike Petusky:	So it’s not cost prohibitive to get out of the relationship if you can’t resolve it?

John Funkhouser:	There is no financial out.

Mike Petusky:	Okay am I understanding that correctly or now—when you say there’s no financial out, I mean…

John Funkhouser:	Hopefully they will be a supportive partner.

Mike Petusky:	Right.

John Funkhouser:	I think that’s what we’d like. I mean there’s no dollar damage. But, I would hope that we could work together in this marketplace.

Mike Petusky:	Okay, thank you.

Operator:	Our next question comes from the line of Mike Beall with Davenport & Company. Please proceed with your question.

Mike Beall:

Good morning. To the extent that the card has been accepted in some of these hospitals that you’ve mentioned it, what has been their usage pattern? Have they been using it as often or as many cards or the ways that we thought they would?

John Funkhouser:	Mike, do you want to answer that?

Michael Riddle:

Sure. I think as I mentioned in the previous or—one of the previous questions was that once we get the account up and running, then we need to build the business. And that’s where we really need the help of Aventis. But I think we can start to see some patterns of increasing usage in some of these hospitals as more and more of the physicians become comfortable and that the technology is in there and helps them in this process. So I think the expectations of the speed with which it is adopted in the hospital would be slower than we anticipated based on the fact as John mentioned, we can’t sell the drug into these hospitals, but we really need the Aventis partnership to help promote the drug into cardiology, get these protocols changed and therefore increase the usage. Does that answer your question?

Mike Beall:	I guess. I didn’t see Duke mentioned here. Or maybe I missed it.

Michael Riddle:

No you didn’t miss it. Of the 17 hospitals that we’ve got, they’re in various stages of the ordering process. And once we’ve got through point of care and materials management et cetera, then in some of these facilities and particularly in these very large facilities there has to be a committee sign-off before it goes to issuing the purchase order. And that’s where we are with Duke right now waiting for the issuance of that purchase order.

John Funkhouser:	It’s been an extremely slow process with a very enthusiastic interventional cardiology sponsorship.

Mike Beall:	Financially we had the cash from the private placement. What do we think our burn rate will be over the next few quarters?

John Funkhouser:	I don’t think we can answer that until we understand where we are in our relationships.

Mike Beall:

I know you’re working on that very hard. Any sort of timeframe where you’d hope to have—is this something where we’re going to see an announcement like we’ve had a new meeting of the minds or a resolution? Or how will we know that this relationship with Aventis is returning or not returning to what we had hoped it would be?

John Funkhouser:

Well depending on what the resolution is determines whether we would have a press release immediately. But certainly this is a very large question and one that is not going away. So we would have to address it. And we will try to do it as soon as we have a resolution.

Mike Beall:	Okay, thank you.

Operator:	Our next question comes from the line of Bob Golden with SunAmerica. Please proceed with your question.

Bob Golden:	Good morning John.

John Funkhouser:	Hey Bob.

Bob Golden:	In previous literature there was a indication that we would support Aventis’s growth rate of 9.5% on Lovenox. And in the second quarter, Aventis actually did 18.3% growth on Lovenox.

Given this huge growth by Aventis on Lovenox without the PharmaNetics test, where there may be a scientific need, what is the commercial impetus for Lovenox to adopt this?

John Funkhouser:	Mike?

Michael Riddle:

I think that you would notice that the majority of the growth — although it’s very difficult to split out — is attributable to their medical DVT market. It was hard for me to understand those numbers because it’s written out of sales activity and you can’t really see the numbers and the dollars associated with the increase. So I can’t really comment any further than that other than we know from our dealings right now, the activity would appear to be in the DVT segment.

Bob Golden:

Okay, and a second question, the revenue growth for PharmaNetics over the past quarter has been $400,000 roughly from — $430,000 from the first quarter. Out of that $430,000 growth, what market segments represent that $400,000 growth, specifically what percentage was from Bayer and what percentage was from Lovenox?

John Funkhouser:	Paul you want to answer that?

Paul Storey:

Yes. Of course, we have historically not broken out product revenue by specific card types. But in terms of our specialty card revenues for the whole year to date period compared to last year they’re up approximately $350,000.

Our routine revenue is up a little bit over $300,000 compared to the same period last year with the rest of the increase being in our accent and analyzer revenues.

So we’re seeing equal increases in the routine business and in the specialty card business, the Accents and the PRT, HTT business.

Bob Golden:	And the Lovenox?

Paul Storey:

Well again, we’re not breaking the revenues out by product type. Obviously we didn’t have any sales last year of Lovenox. The total specialty card revenue that we’ve had year to date is approximately $473,000.

Bob Golden:	Thank you.

Operator:	Our next question comes from the line of Tom Miller with InterCarolina Financial Services. Please proceed with your question.

Tom Miller:

Hi John and Mike. The collaborative development agreement that we have with Aventis, is that a legal contract or is that a informal agreement? Just looking to see how enforceable is that agreement that we have with them.

Michael Riddle:	I think it is a legal agreement that we both signed.

Tom Miller:	Okay, is — do you know if Aventis is selling around us to the cath lab or are they just not selling the cath lab at all?

Michael Riddle:	I don’t think we have any indication that they’re selling around us.

Tom Miller:	Okay, thank you.

Operator:

Ladies and gentlemen, as a reminder, to register for a question, press the 1 followed by the 4 at this time. Gentlemen there are no further questions at this time. I will turn the call back to you. Please continue with your presentation or any closing remarks.

John Funkhouser:

Well I appreciate everybody being on the line. Obviously we’re not where we’d like to be in terms of the sales. But we are where we want to be in our technology and the strength of the technology. And I think that we’re building significant scientific support and evidence. Medicine is evidence-based. And I think that if we can continue to prove our case, hopefully good things will happen. So I appreciate it and I hope to have good news to talk about in the next quarter. Thank you all very much.

Operator:	Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your line.